Exhibit 99.1

Cross Country Healthcare Reports Fourth Quarter and Full Year 2012 Results

BOCA RATON, Fla.--(BUSINESS WIRE)--March 18, 2013--Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported results for the fourth quarter and full year ended December 31, 2012. Current and historical amounts have been adjusted to reflect the previously disclosed sale of the Clinical Trial Services segment in February 2013, which has been reclassified as discontinued operations.

Consolidated revenue from continuing operations for the fourth quarter of 2012 was $111.7 million, an increase of 3% from the prior year quarter, but a slight decrease sequentially from the third quarter of 2012. Including discontinued operations, the Company incurred a net loss in the fourth quarter of 2012 of $9.5 million, or $(0.31) per diluted share, which includes a non-cash goodwill impairment charge of $(0.24) per diluted share related to the clinical trial services business. Loss from continuing operations before income taxes was $1.3 million, including a $0.8 million charge recognized in the fourth quarter for a professional liability indemnity claim in the nurse and allied staffing business. The Company anticipates recovering some, if not all of this expense in a future period; however, U.S. GAAP accounting rules preclude the Company from recognizing a gain contingency until it is realized. The Company also incurred a one-time $0.7 million expense for an immaterial correction in calculating deferred rent, which primarily accumulated from 2002 to 2010. Loss from continuing operations after taxes was $3.0 million, or $(0.10) per diluted share. Cash flow from operations for the fourth quarter of 2012 was $4.4 million.

In the same quarter of the prior year, the Company had consolidated revenue from continuing operations of $109.0 million. Loss from continuing operations in the prior year quarter was $0.2 million. Net income including discontinued operations was $0.5 million, or $0.02 per diluted share.

For the full year 2012, consolidated revenue from continuing operations was $442.6 million, an increase of 1% from the prior year. Including discontinued operations, the Company had a net loss of $42.2 million, or $(1.37) per diluted share. The net loss included a non-cash goodwill impairment charge in the second quarter of 2012 of $12.1 million after-tax, or $(0.39) per diluted share related to the nurse and allied staffing business segment, as well as non-cash goodwill and trademark impairment charges in the third and fourth quarters of 2012 totaling $24.2 million after-tax, or $(0.79) per diluted share related to the clinical trial services business segment. Loss from continuing operations before income taxes was $26.9 million. Loss from continuing operations was $20.7 million, or $(0.67) per diluted share. Cash flow from operations for the full year 2012 was $10.1 million.

For the full year 2011, consolidated revenue from continuing operations was $439.4 million. Income from continuing operations was $1.5 million, or $0.05 per diluted share. Net income was $4.1 million, or $0.13 per diluted share, in the prior year.

“While our fourth quarter revenue was in-line with our expectations, our results were affected by a variety of factors that combined to result in a loss from continuing operations. Excluding the impact of the aforementioned professional liability expense, our successful efforts to improve our gross margin sequentially, primarily in our nurse and allied staffing segment, delivered results more rapidly than we had expected,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “Currently, open orders for our travel nurse staffing services are significantly above the level of a year ago. Reflecting the stronger demand environment, bill rates increased in the fourth quarter, which aided in the expansion of our bill-pay spread,” he stated.

“Our physician staffing business had a strong fourth quarter with revenue up 10% year-over-year. In our other human capital management services segment, revenue in our retained search business improved year-over-year, but it was more than offset by weakness in our education and training business,” said Mr. Boshart.

“Lastly, I would like to thank all of our former clinical trial services employees for their contributions to Cross Country over the past dozen years. We wish them every success in the future. Following the sale of this business, the Company has a debt-free balance sheet and more than $25 million in cash. Moving forward, we are sharply focused on our nurse, allied and physician staffing businesses, which we believe have bright futures given the changing healthcare environment and aging U.S. population,” added Mr. Boshart.

Nurse and Allied Staffing

For the fourth quarter of 2012, the nurse and allied staffing business segment (travel and per diem nurse and allied health staffing) generated revenue of $70.9 million, a 1% increase from the prior year quarter and a 2% increase sequentially from the third quarter of 2012. The increase in both periods was due entirely to higher bill rates. Contribution income, defined as (loss) income from operations before depreciation, amortization, impairment charges and corporate expenses not specifically identified to a reporting segment, was $4.0 million, a decrease of 27% year-over-year, but a 36% increase sequentially. The contribution income margin (defined as a percentage of segment revenue) was 5.7% in the fourth quarter of 2012, a decrease of 210 basis points year-over-year, but an increase of 140 basis points sequentially. The year-over-year decline was primarily due to the aforementioned professional liability expense along with higher health insurance claims. The sequential increase was due to lower workers’ compensation expenses and expansion of the bill-pay spread.

Segment staffing volume was essentially flat both year-over-year and sequentially. Travel staffing volume decreased 1% year-over-year and decreased slightly sequentially while per diem staffing volume increased 7% year-over-year and 3% sequentially. The average revenue per FTE per day for the fourth quarter of 2012 was $314, a 1% increase year-over-year and 2% sequentially. Similarly, the travel nurse staffing average hourly bill rate increased 2% both year-over-year and sequentially.

For the full year of 2012, segment revenue decreased slightly to $277.8 million from $278.8 million in the same period a year ago, while contribution income decreased 41% to $13.2 million from $22.4 million in the prior year period due primarily to higher health insurance costs and a decrease in the bill-pay spread as a result of changes in geographic mix.

Physician Staffing

For the fourth quarter of 2012, the physician staffing business segment generated revenue of $30.7 million, an increase of 10% from the prior year quarter, but a 6% decrease sequentially from the third quarter of 2012. The year-over-year increase was due to higher bill rates for most specialties while the sequential decrease was due to seasonality. Contribution income was $2.5 million, a 10% decrease year-over-year and a 21% decrease sequentially. The contribution income margin was 8.0% in the fourth quarter of 2012, a decrease of 170 basis points from the prior year quarter and 150 basis points sequentially. The year-over-year decrease was primarily due to higher professional liability insurance expenses in the current quarter compared to a favorable professional liability insurance accrual adjustment in the prior year quarter partially offset by lower non-income based state taxes. The sequential decline was due primarily to negative operating leverage. Physician staffing days filled for the fourth quarter of 2012 was 20,290 days, a slight increase from the prior year quarter, but a 10% decrease sequentially. Revenue per day filled for the fourth quarter of 2012 was $1,511, up 9% year-over-year and 5% sequentially.

For the full year of 2012, segment revenue increased 4% to $123.5 million from $118.8 million in the same period a year ago, while contribution income decreased 6% to $10.7 million from $11.3 million in the prior year period due to higher physician compensation and professional liability expense partially offset by favorable operating leverage.

Other Human Capital Management Services

For the fourth quarter of 2012, the other human capital management services business segment (education and training and retained search) generated revenue of $10.2 million, a 5% decrease from the prior year quarter and a 4% increase sequentially from the third quarter of 2012. The year-over-year decrease was primarily due to lower seminar attendance in the education and training business partially offset by higher retainer revenue and placement fees in the physician and healthcare executive search business while the sequential increase was due to top-line improvements in both businesses. Contribution income was $0.5 million, a 37% decrease year-over-year, but a substantial increase sequentially from $25,000 in the prior quarter. The year-over-year decrease was due to higher direct mail expenses in the education and training business offset by a substantial improvement in the retained search business. Sequentially, both businesses in this segment experienced improvements.

For the full year of 2012, segment revenue decreased 1% to $41.3 million from $41.8 million in the same period a year ago, while contribution income declined 39% to $1.9 million from $3.2 million in the prior year period.

Debt Outstanding and Credit Facility

At December 31, 2012, the Company had $33.9 million of total debt on its balance sheet and $10.5 million in cash and cash equivalents. The ratio of debt, net of cash, to total capitalization was 9.6%.

On January 9, 2013, the Company entered into a Loan and Security Agreement, by and among the Company and certain of its domestic subsidiaries, as borrowers, and Bank of America, N.A., as agent. The Loan Agreement provides for a three-year senior secured asset-based revolving credit facility in the aggregate principal amount of up to $65.0 million, which includes a $10.0 million sub-facility for swingline loans and a $20.0 million sub-facility for standby letters of credit. The initial proceeds from the revolving credit facility were used to finance the repayment of the Company’s existing indebtedness under its prior Credit Agreement and the payment of fees and expenses. The new revolving credit facility will be used to provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries. Additional information related to this Loan and Security Agreement can be obtained in the Company’s Current Report on Form 8-K dated January 11, 2013.

During February 2013, the Company used a portion of the net proceeds from the sales of its clinical trial services business to repay all $29.3 million of its then outstanding bank debt.

Discontinued Operations

In February 2013, the Company sold its clinical trial services business for $52.0 million, plus an earn-out of up to $3.75 million related to certain performance-based milestones. Accordingly, this business is being accounted for as discontinued operations. For the fourth quarter of 2012, loss from discontinued operations was $6.5 million after-tax, or $(0.21) per diluted share, and included a non-cash goodwill impairment charge in the fourth quarter of 2012 of $7.3 million after-tax, or $(0.24) per diluted share.

Guidance for First Quarter 2013

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, or significant legal proceedings. For the first quarter of 2013, the Company expects:

  Revenue to be in the $110.0 million to $112.0 million range.
  Gross profit margin to be in the 24.5% to 25.0% range.
  Adjusted EBITDA from continuing operations margin to be in the 0.0% to 2.0% range. Adjusted EBITDA, a non-GAAP financial measure, is defined in the accompanying financial statement tables.
  Earnings per diluted share to be essentially at break-even.

Quarterly Conference Call

The Company will hold its quarterly conference call on Monday, March 18, 2013, at 5:00 p.m. Eastern Time to discuss its fourth quarter and full year 2012 financial results. The call will be webcast live and can be accessed online at www.crosscountryhealthcare.com or by dialing 888-972-6408 in the U.S. or 210-234-0087 from non-U.S. locations – Passcode: Cross Country. From March 18th through April 1st, a replay of the webcast will be available at the Company’s website and a replay of the conference call will be available via telephone by calling 888-662-6650 in the U.S. or 402-220-6416 from non-U.S. locations – Passcode: 2012.

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company’s performance as it excludes certain items that management believes are not indicative of the Company’s operating performance. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leader in healthcare staffing with a primary focus on providing nurse, allied and physician (locum tenens) staffing services and workforce solutions to the healthcare market. The Company believes it is one of the top two providers of nurse and allied staffing services, one of the top four providers of temporary physician staffing services, and one of the top five providers of retained physician and healthcare executive search services. The Company also is a leading provider of education and training programs specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,000 contracts with hospitals and healthcare facilities, and other healthcare organizations to provide our staffing services and workforce solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2012	2011	2012	2012	2011

Revenue from services	$111,731	$108,991	$112,257	$442,635	$439,377
Operating expenses:
Direct operating expenses	83,787	78,840	84,802	331,050	319,989
Selling, general and administrative expenses	27,055	26,155	26,832	109,417	104,544
Bad debt expense	195	329	268	786	574
Depreciation (c)	1,107	1,395	1,035	4,905	5,965
Amortization (c)	566	566	566	2,263	2,394
Impairment charges (a)	-	-	-	18,732	-
Total operating expenses	112,710	107,285	113,503	467,153	433,466
(Loss) income from operations	(979)	1,706	(1,246)	(24,518)	5,911
Other (income) expenses:
Foreign exchange (income) loss	(65)	(124)	108	(62)	(264)
Interest expense, net	433	676	697	2,341	2,856
Loss on modification of debt	-	-	82	82	-
Other (income) expense, net	(23)	(70)	(89)	16	(298)
(Loss) income from continuing operations before income taxes	(1,324)	1,224	(2,044)	(26,895)	3,617
Income tax expense (benefit)	1,661	1,416	(2,763)	(6,150)	2,069
(Loss) income from continuing operations	(2,985)	(192)	719	(20,745)	1,548
Discontinued operations, net of income taxes (b)	(6,548)	724	(18,319)	(21,476)	2,550
Net (loss) income	$(9,533)	$532	$(17,600)	$(42,221)	$4,098

Net (loss) income per common share, basic:
(Loss) income from continuing operations	$(0.10)	$0.00	$0.02	$(0.67)	$0.05
Discontinued operations (b)	(0.21)	0.02	(0.59)	(0.70)	0.08
Net (loss) income	$(0.31)	$0.02	$(0.57)	$(1.37)	$0.13

Net (loss) income per common share, diluted:
(Loss) income from continuing operations	$(0.10)	$0.00	$0.02	$(0.67)	$0.05
Discontinued operations (b)	(0.21)	0.02	(0.59)	(0.70)	0.08
Net (loss) income	$(0.31)	$0.02	$(0.57)	$(1.37)	$0.13

Weighted average common shares outstanding:
Basic	30,902	31,108	30,902	30,843	31,146
Diluted	30,902	31,117	30,902	30,843	31,192

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA (d)
(Unaudited, amounts in thousands)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2012	2011	2012	2012	2011
(Loss) income from operations	$(979)	$1,706	$(1,246)	$(24,518)	$5,911
Depreciation (c)	1,107	1,395	1,035	4,905	5,965
Amortization (c)	566	566	566	2,263	2,394
Impairment charges (a)	-	-	-	18,732	-
Equity compensation	615	645	611	2,595	2,895
Adjusted EBITDA from continuing operations	1,309	4,312	966	3,977	17,165

Adjusted EBITDA from discontinued operations	1,905	1,473	1,574	6,363	6,555

Adjusted EBITDA (d)	$3,214	$5,785	$2,540	$10,340	$23,720

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets (e)
(Unaudited, amounts in thousands)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$10,463	$10,648
Short-term cash investments	-	1,691
Accounts receivable, net	62,674	71,802
Deferred tax assets	12,561	10,645
Income taxes receivable	586	1,879
Prepaid expenses	5,580	7,441
Assets held for sale	46,971	-
Insurance recovery receivable	5,484	4,741
Other current assets	1,049	701
Total current assets	145,368	109,548
Property and equipment, net	8,235	12,018
Trademarks, net	48,701	52,053
Goodwill, net	62,712	143,344
Other identifiable intangible assets, net	14,492	21,195
Debt issuance costs, net (e)	1,610	1,199
Non-current deferred tax assets	16,182	-
Other long-term assets	8,623	8,585
Total assets	$305,923	$347,942

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$10,130	$9,018
Accrued employee compensation and benefits	21,650	21,074
Current portion of long-term debt	33,683	16,998
Liabilities related to assets held for sale	2,835	-
Other current liabilities	4,289	4,002
Total current liabilities	72,587	51,092
Long-term debt	176	25,048
Non-current deferred tax liabilities	-	58
Other long-term liabilities	24,038	22,444
Total liabilities	$96,801	$98,642

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	244,924	243,170
Accumulated other comprehensive loss	(3,083)	(3,373)
(Accumulated deficit) retained earnings	(32,722)	9,500
Total stockholders' equity	$209,122	$249,300

Total liabilities and stockholders' equity	$305,923	$347,942

Cross Country Healthcare, Inc.
Segment Data (f)
(Unaudited, amounts in thousands)

	Three Months Ended
	December 31,	December 31,	September 30,	YOY	Sequential
	2012	2011	2012	% change	% change

Revenue from services:

Nurse and allied staffing	$70,850	$70,287	$69,750	1%	2%
Physician staffing	30,667	27,928	32,680	10%	-6%
Other human capital management services	10,214	10,776	9,827	-5%	4%
	$111,731	$108,991	$112,257	3%	0%

Contribution income (g)

Nurse and allied staffing	$4,012	$5,473	$2,950	-27%	36%
Physician staffing	2,460	2,720	3,108	-10%	-21%
Other human capital management services	534	852	25	-37%	2036%
	$7,006	$9,045	$6,083	-23%	15%

Unallocated corporate overhead	$6,312	$5,378	$5,728	-17%	-10%
Depreciation (c)	1,107	1,395	1,035	21%	-7%
Amortization (c)	566	566	566	0%	0%
(Loss) income from operations	$(979)	$1,706	$(1,246)	-157%	21%

	Year Ended
	December 31,	December 31,	YOY
	2012	2011	% change

Revenue from services:

Nurse and allied staffing	$277,754	$278,793	0%
Physician staffing	123,545	118,781	4%
Other human capital management services	41,336	41,803	-1%
	$442,635	$439,377	1%

Contribution income (g)

Nurse and allied staffing	$13,202	$22,441	-41%
Physician staffing	10,652	11,320	-6%
Other human capital management services	1,944	3,172	-39%
	$25,798	$36,933	-30%

Unallocated corporate overhead	$24,416	$22,663	-8%
Depreciation (c)	4,905	5,965	18%
Amortization (c)	2,263	2,394	5%
Impairment charges (a)	18,732	-	-100%
(Loss) income from operations	$(24,518)	$5,911	-515%

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2012	2011	2012	2012	2011
Net cash provided by operating activities (in thousands)	$4,440	$3,666	$1,903	$10,146	$18,296

Nurse and allied staffing statistical data:
FTEs (h)	2,452	2,457	2,450	2,446	2,472
Days worked (i)	225,584	226,044	225,400	895,236	902,280
Average nurse and allied staffing revenue per FTE per day (j)	$314	$311	$309	$310	$309

Physician staffing statistical data:
Days filled (k)	20,290	20,200	22,647	85,001	85,416
Revenue per days filled (l)	$1,511	$1,383	$1,443	$1,453	$1,391

(a) Impairment charges relate to the impairment of goodwill in the Company's nurse and allied staffing reporting unit pursuant to the Intangibles-Goodwill and Other Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 350.

(b) Discontinued operations include the results of the Company's clinical trial services business segment which include the impairment of its goodwill and certain trademarks in its third and fourth quarters of 2012. In the fourth quarter of 2012, the Company decided to sell this business segment and completed the sale on February 15, 2013.

(c) Excludes depreciation and amortization of discontinued operations. Total depreciation and amortization included in discontinued operations were (in thousands): 1Q12-$447, 2Q12-$447, 3Q12-$422, 4Q12-$464, 1Q11-$534, 2Q11-$467, 3Q11-$470 and 4Q11-$455.
(d) Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as (loss) income from operations before depreciation, amortization, impairment charges and non-cash equity compensation. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to (loss) income from operations as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes, including compliance with its debt covenants. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(e) Certain prior year amounts have been reclassified to conform to the current period's presentation.
(f) Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(g) Defined as (loss) income from operations before depreciation, amortization, impairment charges and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.
(h) FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.
(i) Days worked is calculated by multiplying the FTEs by the number of days during the respective period.
(j) Average revenue per FTE per day is calculated by dividing the nurse and allied staffing revenue by the number of days worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.
(k) Days filled is calculated by dividing the total hours filled during the period by 8 hours.
(l) Revenue per day filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
Email: hgoldman@crosscountry.com